COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 21, 2014 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the third quarter ended September 30, 2014.

Highlights for the quarter included the following:

●	Total revenue of $177.6 million, an increase of 3.9% compared with the third quarter of 2013.
●	Freight revenue of $142.0 million (excludes revenue from fuel surcharges), an increase of 5.7% compared with the third quarter of 2013.
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Operating income of $5.6 million and an operating ratio of 96.1%, compared with operating income of $5.9 million and an operating ratio of 95.6% in the third quarter of 2013. Operating income for the 2014 quarter included a previously announced $7.5 million reserve for an adverse judgment in September 2014 stemming from a cargo loss in 2008. This reserve unfavorably impacted operating ratio by approximately 530 basis points. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

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Net income of $1.9 million, or $0.12 per share, compared with net income of $2.0 million, or $0.13 per share in the third quarter of 2013. Net income includes an unfavorable after-tax impact of approximately $4.6 million, or $0.30 per share, attributable to the adverse cargo claim judgment described above.

Management Discussion—Asset-Based Truckload Operations

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments: “We were pleased that each of our asset-based truckload subsidiaries improved sequentially and year-over-year during the third quarter. Our Covenant Transport subsidiary, which focuses on expedited team service, and our Star Transportation subsidiary, which focuses on southeast regional dedicated contract service, both operated solidly below a 90% operating ratio for the quarter. Our Southern Refrigerated Transport subsidiary, which focuses on refrigerated service, also improved significantly (excluding the cargo claim reserve). Throughout the third quarter, we experienced a significant increase in demand, particularly in our expedited team-driver operations and our dedicated contract automotive offering.

“For the quarter, total revenue in our asset-based operations increased to $166.8 million, an increase of $6.7 million compared with the third quarter of 2013.  This increase consisted of higher freight revenue of $7.7 million, partially offset by lower fuel surcharge revenue of $1.0 million. The $7.7 million increase in freight revenue related to a 13.4% increase in average freight revenue per tractor per week and a $1.2 million increase of freight revenue contributed from our refrigerated intermodal service offering, partially offset by a 6.7% decrease in our average tractor fleet. Team-driven trucks increased to an average of 851 teams in the third quarter of 2014, an increase of approximately 7.0% over the average of 795 in the third quarter of 2013, as well as a sequential increase over the average of 800 teams in the second quarter of 2014.

“Average freight revenue per tractor per week increased to $3,797 during the 2014 quarter from $3,350 during the 2013 quarter.  Average freight revenue per total mile increased by 10.1 cents per mile (or 6.7%) compared to the 2013 quarter on an approximately 9.9% increase in average length of haul. Average miles per unit increased by 5.7%. The main factors impacting the improved utilization were a 420 basis point increase in the percentage of our fleet comprised of team-driven trucks, a tighter overall freight network and a higher seated truck percentage. On average, approximately 5.1% of our fleet lacked drivers during the 2014 quarter compared with approximately 5.7% during the 2013 quarter.

“Operating costs continue to be pressured in several areas. Salaries, wages and related expenses increased approximately 6.3 cents per mile due to a higher percentage of our fleet comprised of team-driven tractors, employee pay adjustments since the third quarter of 2013, increased incentive compensation, and higher group health insurance expenses.

“Capital costs (consisting of depreciation and amortization (which includes gain or loss on disposition of assets), revenue equipment rentals and interest expense) decreased by approximately $0.7 million. An approximately $1.1 million increase in gain on sale of assets was partially offset by higher depreciation expense for more expensive tractors. We continue to invest in new, more fuel-efficient equipment that offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction.

 “Net fuel expense improved meaningfully as a result of our capital investments in new tractors and aerodynamic trailers, efficiency initiatives, improved fuel pricing, and favorable adjustments to fuel surcharge programs from customers, partially offset by unfavorable fuel hedging results. Net fuel expense was approximately 9.7 cents per company mile in the 2014 quarter compared with 13.5 cents per company mile in the 2013 quarter. Ultra low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.07/gallon lower in the third quarter of 2014 compared with the 2013 quarter. Losses from fuel hedging transactions were $791,000 in the 2014 quarter compared with gains of $310,000 in the 2013 quarter. We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter. ”

Management Discussion—Non-Asset Based Brokerage and Other Operations

Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “Solutions’ total revenue was approximately $10.7 million in the third quarters of 2014 and 2013. Operating income was approximately $484,000 for an operating ratio of 95.5%, compared with operating income of approximately $366,000 and an operating ratio of 96.6% in the third quarter of 2013. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.9 million of pre-tax income in the quarter compared with $1.2 million in the third quarter of 2013.”

Cash Flow and Liquidity

Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At September 30, 2014, our total balance sheet debt and capital lease obligations, net of cash, were $206.0 million, our stockholders’ equity was $102.5 million, and our tangible book value was $102.2 million, or $6.83 per basic share.  At September 30, 2014, our ratio of net debt to total balance sheet capitalization was 66.8%.  At September 30, 2014, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $65.7 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2013, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $20.2 million, while the present value of financing provided by operating leases decreased by approximately $13.2 million. At September 30, 2014, we had approximately $52.6 million of borrowing availability under our revolving line of credit.

 “In the first three quarters of 2014, we took delivery of approximately 710 new company tractors and disposed of approximately 1,040 used tractors, including approximately 220 out-of-service tractors that were held for sale or being prepared for sale as of the end of fiscal 2013. Our tractor plan for the fourth quarter of 2014 includes the delivery of approximately 260 new company tractors and the disposal of approximately 330 used tractors. Assuming these deliveries and disposals, we expect the average fleet size for the fourth quarter of 2014 to be approximately 3.5%-5.0% below the average fleet size for the fourth quarter of 2013. With a relatively young average company tractor fleet age of 1.7 years at September 30, 2014, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2014.”

Outlook

“Our outlook for the fourth quarter of 2014 is positive. For the quarter-to-date, year-over-year increases in average freight revenue per mile, average miles per tractor, and resultant average freight revenue per tractor are trending at or above the year-over-year percentage increases generated during the third quarter. We expect strong customer demand to continue throughout the fourth quarter in all of our service offerings, but particularly in our expedited team and Solutions’ brokerage services, which provide critical supply chain services for retailers, e-tailers, and parcel delivery customers delivering Internet purchases. Meanwhile, diesel fuel prices are trending lower, other costs are experiencing normal inflationary pressure, and our driver recruiting and retention efforts including premium peak season compensation are holding the seated truck and expedited team percentages relatively consistent with the third quarter of 2014.”

Conference Call Information

The Company will host a live conference call tomorrow, October 22, 2014, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 0800-756-3333 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 49129363. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to continued investments in fuel-efficient tractors, equipment purchases and disposals, the use of fuel hedges, flexibility to manage our fleet size, the value of leased equipment versus the present value of such lease obligations, the availability of sufficient financing for equipment purchases, and the statements under “Outlook” are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements.    Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer	(423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
($000s, except per share data)	2014	2013	% Change	2014	2013	% Change
Freight revenue	$142,034	$134,362	5.7%	$405,985	$398,527	1.9%
Fuel surcharge revenue	35,547	36,481		106,207	109,534
Total revenue	$177,581	$170,843	3.9%	$512,192	$508,061	0.8%

Operating expenses:
Salaries, wages, and related expenses	57,636	53,728		166,651	163,602
Fuel expense	42,784	46,540		127,875	141,734
Operations and maintenance	11,934	13,077		35,498	37,460
Revenue equipment rentals and
purchased transportation	25,871	26,207		78,818	75,668
Operating taxes and licenses	2,733	2,780		8,041	8,215
Insurance and claims	15,545	6,887		29,229	22,647
Communications and utilities	1,457	1,363		4,320	3,899
General supplies and expenses	3,950	3,882		12,289	12,182
Depreciation and amortization, including gains and
losses on disposition of property and equipment	10,085	10,497		34,476	31,137
Total operating expenses	171,995	164,961		497,197	496,544
Operating income	5,586	5,882		14,995	11,517
Other (income) expenses:
Interest expense	2,635	2,386		8,108	7,636
Interest income	(1)	(1)		(10)	(3)
Other	-	-		-	-
Other expenses, net	2,634	2,385		8,098	7,633
Equity in income of affiliate	880	1,150		2,530	2,180
Income before income taxes	3,832	4,647		9,427	6,064
Income tax expense	1,975	2,674		5,164	4,159
Net income	$1,857	$1,973		$4,263	$1,905

Basic earnings per share	$0.12	$0.13		$0.29	$0.13
Diluted earnings per share	$0.12	$0.13		$0.28	$0.13
Basic weighted average shares outstanding (000s)	14,959	14,864		14,935	14,827
Diluted weighted average shares outstanding (000s)	15,145	15,043		15,166	15,023

	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
	2014	2013	% Change	2014	2013	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$131,292	$123,626	6.2%	$371,225	$369,977	0.3%
Covenant Transport Solutions non-asset based revenues	10,742	10,736	0.1%	34,760	28,550	21.8%
Freight revenue	$142,034	$134,362	5.7%	$405,985	$398,527	1.9%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.759	$1.655	6.3%	$1.709	$1.628	5.0%
Average freight revenue per total mile	$1.587	$1.486	6.7%	$1.541	$1.466	5.1%
Average freight revenue per tractor per week	$3,797	$3,350	13.4%	$3,599	$3,354	7.3%
Average miles per tractor per period	31,455	29,746	5.7%	91,052	89,385	1.9%
Weighted avg. tractors for period	2,584	2,769	-6.7%	2,601	2,799	-7.1%
Tractors at end of period	2,599	2,753	-5.6%	2,599	2,753	-5.6%
Trailers at end of period	6,770	6,824	-0.8%	6,770	6,824	-0.8%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2014	12/31/2013
Total assets	$470,163	$466,422
Total stockholders' equity	$102,497	$100,360
Total balance sheet debt, net of cash	$205,975	$226,216
Net Debt to Capitalization Ratio	66.8%	69.3%
Tangible book value per basic share	$6.83	$6.78

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